                                                            Registration No. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------
                          FLORAFAX INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                         41-0719035
          (State or other Jurisdiction of          (I.R.S. Employer
          incorporation or organization)        Identification Number)

                                8075 20TH STREET
                            VERO BEACH, FLORIDA 32966
                                 (561) 563-0263
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                                   with copies to:
             JAMES H. WEST                      DREW R. FULLER, JR. or
               PRESIDENT                           HOLLY H. FULLER
      FLORAFAX INTERNATIONAL, INC.         CAUTHORN HALE HORNBERGER FULLER
            8075 20TH STREET                SHEEHAN & BECKER INCORPORATED
       VERO BEACH, FLORIDA 32966        700 NORTH ST. MARY'S STREET, SUITE 620
             (561) 563-0263                    SAN ANTONIO, TEXAS 78205
             (210) 271-1700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
  Title of Each Class of      Amount to be Registered      Proposed maximum           Proposed maximum        Amount of registration
Securities to be Registered             (1)             offering price per unit   aggregate offering Price          fee (2) (3)
                                                                  (2)                       (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value,              342,500                   $15.438                 $5,287,515.00                $1,469.93
$.01 per share
====================================================================================================================================


(1) Plus such indeterminate number of shares of the Company's Common Stock as may be issuable by reason of the operation of the anti-dilution provisions described in those certain non plan option agreements to which this Registration Statement relates.

(2) Pursuant to Rule 457(g)(3) the registration fee is calculated pursuant to Rule 457(c), computed based upon the average of the bid and asked prices of the Company's Common Stock as reported on the NASDAQ Small Cap Market, on April 16, 1999, which price is used solely for the purpose of calculating the registration fee.

(3) The Company has agreed to pay certain expenses of this offering as described in Part II, Item 14 of the Registration Statement.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" WHICH BEGIN ON P. 6 OF THE ACCOMPANYING PROSPECTUS.

================================================================================

                                                                      PROSPECTUS

                                 342,500 SHARES

                          FLORAFAX INTERNATIONAL, INC.
                                  COMMON STOCK

       The shares of common stock, par value $.01 (the "Common Stock"), of Florafax International, Inc. (the "Company") offered hereby represent shares issuable upon the exercise of certain non-qualified stock options (the "Options") previously granted to the selling security holders named herein (the "Selling Security Holders"). Although the Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby, the Company has received or will receive various amounts aggregating $1,319,750.00 upon the exercise of the Options. ALL EXPENSES OF REGISTRATION INCURRED IN CONNECTION WITH THIS OFFERING ARE BEING BORNE BY THE COMPANY; HOWEVER, ALL SELLING AND OTHER EXPENSES INCURRED BY THE SELLING SECURITY HOLDERS WILL BE BORNE BY THEM. SEE "SELLING SECURITY HOLDERS."

       The shares of Common Stock offered hereby may be sold from time to time by Selling Security Holders named herein under the caption "Selling Security Holders" through underwriters, dealers, agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of Common Stock in respect of which this Prospectus is being delivered, including any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Common Stock and the proceeds to the Selling Security Holders, and any other material terms shall be as set forth in a Prospectus Supplement. THIS PROSPECTUS ALSO MAY BE DELIVERED IN CONNECTION WITH CERTAIN RESALES AS DESCRIBED UNDER "PLAN OF DISTRIBUTION." SEE "PLAN OF DISTRIBUTION" FOR POSSIBLE INDEMNIFICATION ARRANGEMENTS FOR DEALERS AND AGENTS. THE COMPANY HAS AGREED TO PAY CERTAIN EXPENSES OF REGISTERING THE SHARES OF COMMON STOCK OFFERED HEREBY, INCLUDING FILING FEES, LEGAL, ACCOUNTING AND MISCELLANEOUS EXPENSES IN CONNECTION WITH REGISTRATION, AND HAS AGREED TO INDEMNIFY THE SELLING SECURITY HOLDERS AGAINST CERTAIN LIABILITIES, INCLUDING CERTAIN LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "PLAN OF DISTRIBUTION."

       The Company's Common Stock is traded on the NASDAQ Small Cap Market ("NSCM") under the symbol "FIIF." On April 16, 1999, the reported closing of the price of the Company's Common Stock was $15.438 per share.

       The shares of Common Stock offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or effect of such registration in connection with the offer and sale of such shares.

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" WHICH BEGINS ON PAGE 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is April 20, 1999.

                              AVAILABLE INFORMATION

       The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements in this Prospectus as to the contents of exhibits are not necessarily complete, and each statement is qualified in all respects by reference to the copies of documents filed or incorporated by reference as exhibits to the Registration Statement or otherwise filed with the Commission. See also "Incorporation of Certain Documents by Reference." The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is: http://www.sec.gov. The Company's internet address is: http://www.flowerclub.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company's Annual Report on Form 10-KSB (as amended pursuant to Form 10-KSB/A) for the fiscal year ended August 31, 1998; Quarterly Reports on Form 10-QSB for the fiscal quarters ended February 28, 1998, May 31, 1998, November 30, 1998 (as amended pursuant to Form 10-QSB/A) and February 28, 1999; Current Report on Form 8-K dated December 11, 1998; Registration Statement on Form S-4 dated April 12, 1999 and all other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since August 31, 1998 are hereby incorporated herein by reference. The shares of Common Stock registered pursuant to the Registration Statement of which the Prospectus is a part are of the same class of securities of the Company currently registered under Section 12 of the Exchange Act. The description of the Common Stock contained in previous registration statements, as amended by the Company's Restated Certificate of Incorporation, and any amendment or reports filed which update such registration, are hereby incorporated herein by reference.

       All documents filed by the Company pursuant to Sections 13(a),13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

       The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated


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


by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Florafax International, Inc., 8075 20th Street, Vero Beach, Florida 32966, telephone number (561) 563-0263, attention Mr. Kelly
S. McMakin.

                                   THE COMPANY

       The Company is principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. The Company is also engaged in the business of credit and charge card processing for third parties.

FLOWERS-BY-WIRE

       The Company operates a flowers-by-wire business which enables the Company's member florists, who are independent owners, to send and deliver floral orders throughout the United States. The Company transacts floral orders between florists primarily by telephone or by the Company's order allocation system. Flowers-by-wire is the Company's primary business segment, accounting for 91% of net revenue in 1998 and 90% in 1997.

       The Company's order allocation system has the ability to distribute orders ratably to its member florists. Based on the Company's management experience in the flowers-by-wire business and its observation of other wire services, the Company believes that most other wire services typically do not select the florist to receive an order in an equitable manner, but simply require the florist that originates the order to select the shop that will fill that order. On the Company's system, once an order is taken, the system analyzes the area to ascertain which member florist will deliver to that location. The system then determines which florist should receive that order based on the distribution criteria. One of the distribution criteria is that all member florists receive a fair number of orders. Once the system determines which florist is to receive the order, the order is sent via facsimile or telephone. As a result, management believes that the Company's order allocation system is presently the only system in the industry that distributes orders fairly to member florists.

       Traditionally, floral orders originated with one florist and were then filled by another florist. However, during the past several years, the Company has been generating a significant portion of floral orders through the Company's wholly owned subsidiary, The Flower Club(TM). The Flower Club(TM) has written agreements with numerous nationally recognized companies, including airlines, credit card issuers, retailers and other businesses, which allow it to generate orders by marketing directly to the customers of these companies by inserting flyers into the customers' periodic statements. To order through The Flower Club(TM), the consumer dials a toll free number and places the order at one of the Company's order entry locations. The order is then transmitted to member florists via the order allocation system. The Flower Club(TM) products and handling fees accounted for gross revenues of approximately $21,500,000 in 1998 compared to traditional shop-to-shop orders which resulted in gross revenues of approximately $9,750,000 in 1998.

       Florists, and their advertisements, are listed in the "Florafax Directory," which is published and distributed several times a year. The Company produces the "Florafax Directory," brochures and sales and promotional materials for use by the Company and the Company's member florists.

       The Company's flowers-by-wire business is dependent upon an adequate base of member florists. The Company recruits member florists principally through advertisement and direct solicitation. A florist applying to become a member is evaluated to determine his or her ability to operate in accordance with the


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


Company's rules and regulations, to provide a quality product and to comply with the credit policies the Company establishes. Member florists are eligible to receive orders from, and send orders to, any other member or directly to the Company's order entry locations. If member florists choose to send orders directly to other members, they can circumvent the Company's order allocation system, which could affect the profitability of the Company's order allocation system.

       When a member florist places a floral order, he or she selects another florist from the Florafax Directory near the desired point of delivery and contacts the selected florist by use of the telephone or fax machine. In the event a florist cannot find a florist to fulfill the order in the area they wish to send an order, they can call the Company's order entry department, and the Company will place the order. The sending florist is paid by the customer for the purchase, and the receiving florist, who is responsible for designing and delivering the flowers to the recipient, will be paid by the Company. The Company is capable of placing floral orders virtually anywhere in the world. Member florists are on a "reporting plan" under which the sending florist normally pays the Company 80% of the sales price, and the Company generally pays the receiving florist 71% of the sales price, retaining 9% for the Company's processing services. Under this "reporting plan" the Company is normally not aware of the transaction until the receiving florist reports the order. Accordingly, accounting recognition of the revenue on floral shop to floral shop transactions does not occur until the order is reported to the Company. Included in floral order processing are revenues generated by The Flower Club(TM). Revenues and associated costs related to floral orders generated by The Flower Club(TM) are recorded in the month that the order is filled, as the revenue process is complete and the Company has the information needed to record the transaction.

       The flowers-by-wire business is seasonal in that its member florists send a much higher volume of orders during the weeks preceding Thanksgiving, Christmas, Valentine's Day, Easter and Mother's Day. In response to this seasonality and to generate additional business for its member florists, the Company formed The Flower Club(TM) to generate additional orders by pursuing relationships with nationally recognized corporations. The Company engages in joint marketing campaigns with these corporations not only during holidays, but also during nonseasonal periods in an effort to provide member florists with orders during slow periods of the year. Management expects to continue to generate a significant number of the Company's orders through The Flower Club(TM).

       Historically, an independent marketing firm established and serviced the corporate relationships of The Flower Club(TM). However, the Company believes that the Company can achieve greater growth by operating the Company's own marketing department. Accordingly, during 1998 the Company acquired the operations of the independent marketing firm and now manages its primary marketing functions internally.

       During 1997, the Company developed and began marketing a new product called Talking Bouquet. Talking Bouquets allow the sender of a flower arrangement to record a personal voice greeting to be retrieved by the recipient of the flower arrangement. In addition, the Company has formed a relationship with a firm in the gift basket industry that allows the Company's systems to interface and transmit purchases so that the Company never needs to take possession of or ship the products. This relationship allows the Company to offer products other than flowers to The Flower Club(TM) customers as well as member florists. Gift baskets are distributed through member florists and also by direct shipment to the consumer.

CREDIT AND CHARGE CARD PROCESSING

       Through the Company's wholly-owned subsidiary, Credit Card Management System, Inc. ("CCMS"), the Company makes an electronic credit card and charge card processing system, known as FloraCash, available to the Company's members. The FloraCash processing system allows merchants to accept credit cards and charge cards by automatically providing authorization codes for each transaction and capturing all


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


the transaction data electronically. The FloraCash system allows florists and non-floral merchants to receive frequent, automatic deposits directly to their bank accounts. The Company sells and leases FloraCash terminals and optional printers at competitive rates.

       The Company's principal executive offices are located at 8075 20th Street, Vero Beach, Florida 32966, telephone number (561) 563-0263.

                               RECENT DEVELOPMENTS

PROPOSED MERGER

       As more fully described on Form S-4 dated April 12, 1999, the Company announced plans to merge with Gerald Stevens, Inc. ("Gerald"). In the merger, the Company will issue Gerald stockholders between 1.25 and 1.35 shares of the Company's Common Stock for each share of Gerald common stock they own. The exact exchange ratio will depend on the average daily closing sales price of the Company's Common Stock on The Nasdaq Small Cap Market for the 45 consecutive trading days immediately preceding the third trading day prior to the the Company's annual meeting. The Company sets out the ranges of daily closing sales prices and related exchange ratios in the following table:

                AVERAGE DAILY
              CLOSING SALE PRICE                EXCHANGE RATIO

            less than $5.00/share                 1.25 shares

            equal to or greater than
               $5.00 but less than
               $6.50/share                        1.30 shares

            equal to or greater than
               $6.50/share                        1.35 shares

       The daily closing sales price of the Company's Common Stock has remained above $6.50 per share since November 23, 1998. Because of this, the Company expects the exchange ratio to be 1.35 shares of the Company's Common Stock for each share of Gerald common stock. The Company expects that approximately 20.8 million shares of Gerald common stock will be outstanding at the time the Company completes the merger. Therefore, the Company expects to issue approximately 28.1 million shares of the Company's Common Stock to Gerald stockholders in connection with the merger. Based on the Company's recent range of daily closing sales prices on The Nasdaq Small Cap Market of $14 to $21 per share, the aggregate value of the shares to be issued to Gerald stockholders would range from approximately $393.4 million to $590.1 million. The Company's stockholders will not receive any shares of Common Stock in the merger. Gerald will become the Company's wholly-owned subsidiary when the merger is completed.

OWNERSHIP OF FLORAFAX AFTER THE MERGER

       The Company estimates that the shares of its Common Stock to be issued to Gerald stockholders in the merger will represent approximately 77.5% of the total outstanding shares of the Company's Common Stock following the merger.


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


BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

       In connection with the merger, the Company will ask its stockholders to elect the five director nominees to serve on the Company's board of directors. Four of the director nominees, Steven R. Berrard, Thomas C. Byrne, Gerald R. Geddis and Kenneth R. Royer, were nominated by Gerald and currently serve on the Gerald board of directors. One director nominee, Andrew W. Williams, was nominated by the Company and currently serves on its board of directors.

       After the merger, the Company's executive officers will be:

                 NAME                           POSITION
                 ----                           --------
            Gerald R. Geddis        Chief Executive Officer and President
            Albert J. Detz          Senior Vice President and Chief Financial Officer
            Adam D. Phillips        Senior Vice President, Chief Administrative Officer,
                                            General Counsel and Secretary
            Steven J. Nevill        Senior Vice President and Chief Information Officer

INQUIRY BY NASD

       In December, 1998, the Company was notified by the National Association of Securities Dealers, Inc. that they had commenced an inquiry into the trading activity in the Company's Common Stock during the period leading up to the date the Company publicly announced that it had entered into the merger agreement with Gerald. The Company has cooperated with the NASD in the conduct of their inquiry.

AUDIT BY IRS

       In March, 1999, the Company was notified by the Internal Revenue Service that they plan to audit its tax return for fiscal year 1997. The Company does not believe that this audit will have a material adverse impact on its financial statements or its financial condition.

                                  RISK FACTORS

       In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

PROPOSED MERGER

       As of the date of this Registration Statement, the Company cannot guarantee whether the merger, as described in the "Recent Developments" section of this Registration Statement, will be consummated and what effect, if any, such merger will have on the trading price of the Company's Common Stock. However, the holders of a majority of the shares of the Company's Common Stock previously executed irrevocable voting agreements to vote for the merger. In addition, the Commission has accepted the Form S-4, which calls for the registration of additional shares of Common Stock to be issued if the merger is consummated. See the "Risk Factors" section as set forth in Form S-4 for the risks associated with consummation of the merger.


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


HISTORY OF OPERATING LOSSES

       The Company incurred losses of $401,000.00 and $311,000.00, respectively, during fiscal years 1993 and 1994; however, during fiscal year 1995, the Company reported a net income of $707,000.00, and during fiscal year 1996, the Company reported a net income of $2,262,000.00. During fiscal year 1997, the Company reported net income of $3,433,000.00, and for the year ended August 31, 1998, the Company reported a net loss of $623,000.00. The loss was primarily a result of the Company recording a one time non cash charge to earnings in the amount of $3,495,000.00 related to intangible assets. In addition, for the six months ended February 28, 1999, the Company is reporting a net loss in the amount of $2,250,000.00, resulting from merger expenses in the amount of $2,255,000.00 and non cash compensation expenses in the amount of $1,373,000.00.

COMPETITION

       The flowers-by-wire industry is principally comprised of six companies. A major portion of all flowers-by-wire transactions are processed by Florists' Transworld Delivery Association (FTD), a cooperative organization of retail florists. Because many florists subscribe to more than one flowers-by-wire service, competition is intense. Usage can be affected by the quality and cost of services offered by each company, promotional programs, industry reputation and traditional patterns of usage employed by the sending florist.

       In the credit card industry, there are many banks and other companies which process credit and charge card transactions on behalf of their business clients. Most of these companies have greater revenues and process more transactions than the Company. In addition, some of the Company's flowers-by-wire industry competitors provide credit card processing services to their members. The selection of one credit card processor over another can be affected by a variety of factors including price, services offered and the capability of providing specialized functions to accommodate the particular credit card processing requirements of certain businesses. The Company believes that its credit card processing services are competitive in the retail and wholesale floral industry in particular and in the general credit card processing industry as a whole.

       The total sales volume of the Company, in each of the industries in which it competes, constitutes only a minor portion of the total available market.

POSSIBLE VOLATILITY OF STOCK PRICE

       The market price of the Common Stock, like that of the securities of other small, growth-oriented companies, may be highly volatile. Historically, the Common Stock has experienced low trading volume. There can be no assurance that the market price of the Common Stock will remain at its present level, and any future changes in market price cannot be predicted as to timing or extent. Past performance of the Common Stock does not guarantee and should not be construed to imply future performance. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Common Stock. Changes in the market price of the Common Stock may have no connection with the Company's actual financial results.


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


SHARES ELIGIBLE FOR FUTURE SALE

       As of the date of this Registration Statement, the Company has outstanding 8,153,528 shares of Common Stock, the Company has outstanding stock options to purchase 895,250 shares of its Common Stock, and the Company has outstanding warrants to purchase 239,948 shares of its Common Stock. If all of the shares issuable upon exercise of these options and warrants are issued, the Company will have an additional 1,135,198 shares of Common Stock outstanding, all of which will be eligible for resale into the public markets after any applicable vesting periods. The sale of such shares in the public markets could have a material adverse effect on the trading price of the Company's Common Stock.

NASDAQ LISTING AND MARKET ILLIQUIDITY

       As of the date of this Registration Statement, the Common Stock of the Company is now listed on the NSCM. Continued inclusion of such securities on the NSCM will, unless the NASD grants a specific exemption from any particular requirement, require that (i) the Company maintain at least $2,000,000 in net tangible assets; market capitalization of $35,000,000, or net income of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years, (ii) the minimum bid price for the Common Stock be at least $1.00 per share, (iii) the public float consist of at least 500,000 shares of Common Stock, valued in the aggregate at more than $1,000,000, (iv) the Common Stock have at least two (2) registered market makers and (v) the Common Stock be held by at least 300 holders. If the Company is unable to satisfy such maintenance requirements, the Company's securities may be de-listed from the NSCM. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "NASD's OTC Electronic Bulletin Board."

       The Company has applied for a listing on the NASDAQ National Market; however, as of the date of this Registration Statement, NASDAQ has not indicated to the Company whether it will approve or reject such application.

NO PROTECTION FROM CERTAIN BUSINESS COMBINATIONS

       At the January 7, 1994 annual meeting of the stockholders of the Company, a proposal was approved which provided for the amendment of the Company's Restated Certificate of Incorporation to include one article therein which specifically removes the Company from the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). The effect of this article is that the provisions of this section of the DGCL, which were enacted with the intent to prevent abusive takeover tactics, especially with regard to takeover by owners of large blocks of the Company's stock, are not applicable to the Company. The Company has several shareholders who, either acting alone, or in concert with other shareholders, would be prevented from effecting certain business combinations with the Company if this provision of the DGCL were still applicable to the Company. Therefore, any purchaser of the Common Stock offered hereby should realize that, unlike most corporations chartered under the DGCL, the Company is not prevented from engaging in business combinations with affiliates or other interested stockholders. The entire text of Section 203 of the DGCL should be reviewed by any potential purchaser of the Common Stock offered hereby prior to any contemplated purchase.

DEPENDENCE UPON KEY PERSONNEL

       Mr. Andrew W. Williams has been Chairman of the Board since November of 1992, Chief Executive Officer of the Company since September of 1994 and previously served as President of the Company. Mr. James H. West has been Chief Financial Officer of the Company since February of 1993, President of the Company since November of 1994 and Chief Operating Officer of the Company since August of 1994.

Messrs. Williams and West have been primarily responsible for directing the corporate strategy of the Company since the date they joined the Company. The loss of either of these individuals could have an adverse effect on the Company.

VOTING CONTROL

       As of the date of this Registration Statement, the directors and executive officers of the Company, as a group, now have sole voting and investment power of approximately thirty-seven percent (37%) of the Company's outstanding Common Stock, assuming that all shares to be offered hereby are sold. In addition, Laifer Capital Management, Inc. ("Laifer") has the sole voting and investment power of approximately twenty-three percent (23%) of the Company's outstanding Common Stock. Therefore, either the directors and executive officers of the Company, or Laifer, or both, exercise practical voting control over the affairs of the Company.

PRODUCT CONCENTRATION

       Ninety-one percent (91%) of the Company's net revenues for fiscal year 1998 were derived from the Company's flowers-by-wire business. In the fiscal years ended August 31, 1997 and 1996, the Company's flowers-by-wire business comprised ninety percent (90%) and eighty-eight percent (88%) respectively of the Company's net revenues. Therefore, although the Company's net revenues are not as concentrated in the flowers-by-wire business as in past years, the Company is highly dependent on the competitive market for generation of revenues.

MAJOR CUSTOMER DEPENDENCE

       The Company's wholly-owned subsidiary, CCMS, provides Service Corporation International ("SCI") with credit card and charge card processing services to its funeral and cemetery divisions. During fiscal year 1995, CCMS received estimated net revenues of $109,200.00 from SCI. During fiscal year 1996, CCMS received estimated net revenues of $139,000.00 from SCI. During fiscal year 1997, CCMS received estimated net revenues of $217,000.00 from SCI, and during fiscal year 1998, CCMS received estimated net revenues of $274,000.00 from SCI.

NO DIVIDENDS

       The Company has not declared a dividend since 1982. Because of the Company's Accumulated Deficit, which was approximately $6,373,000.00 as of February 28, 1999, it is unlikely that the Company will be legally able, or would otherwise, declare a dividend. Lack of payment of dividends severely affects the liquidity and marketability of an investment in shares of the Common Stock.

                            SELLING SECURITY HOLDERS

       The following table sets forth the name of each Selling Security Holder, the nature of any position, office, or other material relationship which such Selling Security Holders have had with the Company or any of its predecessors or any of its affiliates within the last three (3) years, and certain information regarding the ownership and offering of the Common Stock by each Selling Security Holder.

                                                    Amount                        Amount        Percentage
                                                 Beneficially                  Beneficially    Beneficially
                          Current                   Owned                         Owned           Owned
                        Relationship               prior to          Amount     following       following
Name                    To Company                 Offering         Offered      Offering       Offering
----                    ----------                 --------         -------     ----------      ---------
James H. West           President, Chief            380,321          75,000       305,321           3.4%
                        Operating Officer,
                        Chief Financial
                        Officer and Director
                        (1), (2)

Kelly S. McMakin        Vice President,             100,550          30,000        70,550          0.79%
                        Chief Accounting
                        Officer and Secretary (3)

T. Craig Benson         (4)                         312,500          37,500       275,000           3.5%


Andrew W. Williams      Chairman of the           1,137,303         150,000       987,303          11.0%
                        Board and Chief
                        Executive Officer (5)

James J. Pagano         Vice President-              55,500          50,000         5,500          0.06%
                        Marketing (6)

       The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. The Company has received or will receive various amounts of approximately or 1,319,750.00 upon exercise of all of the Options, and will use such proceeds for general working capital and general corporate purposes.

       (1) Mr. West, 44, was elected Vice President, Treasurer and Chief Financial Officer of the Company on February 5, 1993. On January 7, 1994, Mr. West was elected Chief Operating Officer, and on August 8, 1994, he was elected Secretary, of the Company. On November 17, 1994 he was elected President. He has been a Director of the Company since January, 1994. Of the 380,321 shares beneficially owned by Mr. West prior to the offering, Mr. West has the right to acquire 56,250 shares within sixty (60) days of the date of this Registration Statement pursuant to options previously granted under miscellaneous Company plans.

       (2) On August 28, 1994, pursuant to Mr. West's employment agreement, the Company committed to loan $70,000, bearing an interest rate of 7.75% per annum, to Mr. West, of which $57,000 was advanced on the date of the loan. On November 7, 1994, the Company advanced to Mr. West an additional $5,000 under the terms of the original $70,000 commitment. The loan is secured by real estate owned by Mr. West and will be repaid upon liquidation of the real estate. As of August 31, 1998, the carrying value on this note, including interest, was approximately $37,000.00.

       (3) Mr. McMakin, 37, was elected Vice President and Treasurer of the Company on November 17, 1994, and on February 6, 1995, he was elected Secretary of the Company. From June, 1993, to the present, Mr. McMakin has been Controller of the

              Company. From May, 1988, through May, 1993, Mr. McMakin was Controller of M.P.I.I., Inc., which is in the funeral, cemetery and insurance business. Mr. McMakin remains as Vice President, Secretary and Treasurer. Of the 100,550 shares beneficially owned by Mr. McMakin prior to the offering, Mr. McMakin has the right to acquire 33,750 shares within sixty (60) days of the date of this Registration Statement pursuant to options previously granted under miscellaneous Company plans.

       (4) Mr. Benson, 36, is President of the Corporate Equities Division of Service Corporation International headquartered in Houston, Texas. Service Corporation International is the largest publicly held funeral home/cemetery company in the world. Mr. Benson also serves as a Director of Equity Corporation International and Tanknology Environmental, Inc. From March, 1991 through March 10, 1999, Mr. Benson was a Director of the Company. Of the 312,500 shares beneficially owned by Mr. Benson prior to the offering, Mr. Benson has the right to acquire 60,000 shares within sixty (60) days of the date of this Registration Statement pursuant to options previously granted under miscellaneous Company plans.

       (5) Mr. Williams, 46, is, and has been for the past eleven years, the President of A.W.W., P.A., a private accounting firm in Vero Beach, Florida. Since August, 1990, He has served as Chairman and CEO of Equity Resource Group of Indian River County, Inc. Mr. Williams was elected Chairman of the Board in November, 1992 and has been a Director of the Company since December, 1988. In September, 1994, Mr. Williams was elected CEO of the Company. Of the 1,137,303 shares beneficially owned by Mr. Williams prior to the offering, Mr. Williams has the right to acquire 150,000 shares within sixty (60) days of the date of this Registration Statement pursuant to options previously granted under miscellaneous Company plans.

       (6) Mr. Pagano, 44, was elected Vice President-Marketing of the Company and Executive Vice President of The Flower Club International, Inc., a wholly-owned subsidiary of the Company in January, 1998. From 1991 through January, 1998, Mr. Pagano was President of Media VI - Radio Broadcasting, an entity that operates radio stations throughout Florida.

                              PLAN OF DISTRIBUTION

       The Selling Security Holders may offer the shares of Common Stock subject to this Prospectus from time to time in one or more offerings through underwriters, dealers or agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices.

       If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering, will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock may (i) entitle the underwriters to indemnification by the Company and the Selling Security Holders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

       If a dealer is used in any offering of Common Stock, the Selling Security Holder will sell such Common Stock to the dealer as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

       Common Stock may be offered through agents designated by the Selling Security Holders from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise set forth in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

       Dealers or agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Common Stock offered thereby. Unless otherwise set forth in the applicable Prospectus Supplement, such dealers or agents may, under agreements with the Selling Security Holders, be entitled to indemnification by the Company or the Selling Security Holders against certain civil liabilities under the Securities Act.

       Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

       Offers to purchase Common Stock may be solicited, and sales thereof may be made, by the Selling Security Holders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of Common Stock so acquired. This Prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, dealers or agents, or directly to one or more purchasers, all in the manner described above.

                                  LEGAL OPINION

       The validity of the Common Stock offered hereby will be passed on for the Company by Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated, of San Antonio, Texas.

                                     EXPERTS

       The consolidated financial statements of Florafax International, Inc. appearing in Florafax International, Inc.'s Annual Report (Form 10-KSB/A) for the year ended August 31, 1998 have been audited by Ernst & Young, L.L.P., independent certified public accountants, as set forth in their reports thereon (which contain an explanatory paragraph describing a restatement of the Company's 1998 consolidated financial statements as described in Note 15 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACTS LIABILITIES

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the foregoing provisions or the provisions of the Company's Restated Certificate of Incorporation, its Bylaws, or the DGCL, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

================================================================================


No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company since such date.

                              ---------------------

                                TABLE OF CONTENTS

Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Certain Documents
    by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Commission Position on Indemnification
     for Securities Acts Liabilities . . . . . . . . . . . . . . . . . . . .  13



                                    FLORAFAX
                              INTERNATIONAL, INC.




                                  COMMON STOCK




                                   ----------
                               P R O S P E C T U S
                                   ----------







                                 April 20, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:

       SEC registration fee                                             $ 1,469.93

       Legal fees and expenses                                          $ 1,500.00

       Accounting fees and expenses                                     $ 6,000.00

       Miscellaneous (including printing and engraving fees)            $     0
                                                                         -------

       Total                                                            $ 8,969.93

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

       In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matters as to which such person shall have been adjudged liable to the corporation, except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

       The statute does not permit indemnification unless the person seeking indemnification has acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

       The Company's Restated Certificate of Incorporation and Bylaws require the Company to indemnify the Company's directors to the maximum extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, the Company may change the standard of indemnification only to the extent that such amended statute or law permits the Company to provide broader indemnification rights to the Company's directors. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company may be required to indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under its Restated Certificate of Incorporation and Restated Bylaws. The Company's Restated Certificate of Incorporation limits the personal liability of a director to the Company or its stockholders to damages for breach of the director's fiduciary duty.

ITEM 16.  EXHIBITS.

       The following is a list of all the exhibits filed as part of the Registration Statement.

       EXHIBITS

       Number
       ------
        4           Restated Certificate of Incorporation of the Company and all amendments thereto, and Bylaws of the Company, each filed as Exhibit 4 to Form S-8,
                    Florafax International, Inc. Nonemployee Directors' Stock Option Plan, filed by the Company on June 28, 1996, and incorporated herein by reference.
        5      -    Opinion of Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated,
                    as to the legality of the Common Stock of the Company to be registered hereunder.
       23.1    -    Consent of Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated,
                    (included within Exhibit 5 hereof).
       23.2    -    Consent of Ernst & Young, L.L.P.
       24      -    Power of Attorney (included as part of the signature page of this Registration
                    Statement).
       99.1         Description of Common Stock of the Company contained in Form 8-A dated
                    December 28, 1971, as amended by the Company's Restated Certificate of
                    Incorporation, and all amendments thereto, filed as Exhibit 4 to Form S-8 filed by the Company on June 28, 1996, and incorporated herein by reference.
       99.2         Florafax International, Inc. Annual Report on Form 10-KSB (as amended pursuant to Form 10-KSB/A) for the fiscal year ended August 31, 1998, incorporated by reference.
       99.3         Florafax International, Inc. Quarterly Reports on Form 10-QSB for the fiscal quarters ended February 28, 1998, May 31, 1998, November 30, 1998 (as amended pursuant to Form 10-QSB/A) and February 28, 1999 incorporated by reference.
       99.4         Current Report on Form 8-K dated December 11, 1998, incorporated by reference.
       99.5         Registration Statement on Form S-4 dated April 12, 1999, incorporated by reference.

ITEM 17.  UNDERTAKINGS.

       (a)    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by section 10(a)(3)
              of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events
              arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post-effective amendment thereof);

                     (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       For purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, and the State of Florida, as of the 20th day of April, 1999.


                                              FLORAFAX INTERNATIONAL, INC.

                                              By:
                                                 -------------------------------
                                                 James H. West, President,
                                                 Chief Operating Officer and
                                                 Chief Financial Officer

       We, the undersigned officers and directors of Florafax International, Inc. (the "Company"), hereby severally appoint Andrew W. Williams or James H. West and each of them, agent and attorney-in-fact to sign for us, and in our names in the capacities indicated below, a Registration Statement on Form S-3 relating to certain shares of the Company's Common Stock, and any and all amendments to such Registration Statement, for the purpose of registering such shares under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all Amendments thereto.

       Witness our hands on the respective dates set forth below.

                              --------------------

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

      Signature                         Date                               Title
      ---------                         ----                               -----
_________/s/___________             April 20, 1999             Chairman of the Board, Chief
Andrew W. Williams                                             Executive Officer and Director

_________/s/___________             April 20, 1999             President, Chief Operating Officer,
James H. West                                                  Chief Financial Officer and Director

_________/s/___________             April 20, 1999             Principal Accounting Officer
Kelly S. McMakin

_________/s/___________             April 20, 1999             Director
S. Oden Howell, Jr.

__________/s/__________             April 20, 1999             Director
William E. Mercer

_________/s/___________             April 20, 1999             Director
Kenneth G. Puttick

                                  EXHIBIT INDEX

Exhibit
Number                              Description                                                 Page
  4                     Restated Certificate of Incorporation of the
                        Company and all amendments thereto, and
                        Bylaws of the Company, each filed as Exhibit 4
                        to Form S-8, Florafax International, Inc. Nonemployee
                        Directors' Stock Option Plan, filed by the Company on
                        June 28, 1996, and incorporated herein by reference.

  5                     Opinion of Cauthorn Hale Hornberger Fuller                              _____
                        Sheehan & Becker Incorporated, as to the legality
                        of the Common Stock of the Company to be
                        registered hereunder.

23.1                    Consent of Cauthorn Hale Hornberger Fuller                              _____
                        Sheehan & Becker Incorporated, (included within
                        Exhibit 5 hereof).

23.2                    Consent of Ernst & Young, L.L.P.                                        _____

24                      Power of Attorney (included as part of the                              _____
                        signature page of this Registration Statement).

99.1 Description of Common Stock of the Company contained in Form 8-A dated December 28, 1971, as amended by the Company's Restated Certificate of Incorporation, and all amendments thereto, filed as
                        Exhibit 4 to Form S-8 filed by the Company on June 28, 1996, and incorporated herein by reference.

99.2                    Florafax International, Inc. Annual Report on Form
                        10-KSB (as amended pursuant to Form 10-KSB/A) for the fiscal year ended August 31, 1998, incorporated by reference.

99.3                    Florafax International, Inc. Quarterly Reports on
                        Form 10-QSB for the fiscal quarters ended February 28,
                        1998, May 31, 1998, November 30, 1998 (as amended pursuant to
                        Form 10-QSB/A) and February 28,1999, incorporated by reference.

99.4                    Current Report on Form 8-K dated December
                        11, 1998, incorporated by reference.

99.5 Registration Statement on Form S-4 dated April 12, 1999, incorporated by reference.